UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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CYTODYN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTODYN INC.

5 Centerpointe Drive, Suite 400

Lake Oswego, Oregon 97035

(971) 204-0382

September 27, 2013

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of CytoDyn Inc. to be held at 2:00 p.m., Pacific Time, on Friday, November 1, 2013, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

Matters to be presented for action at the meeting include the election of directors and ratification of the selection of our auditors, as well as advisory votes on our executive compensation and the frequency with which we will hold future advisory votes on executive compensation. We will also act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are confident about the direction that CytoDyn is now headed. Our Company has weathered difficult times and is now poised to pursue science and business opportunities that will benefit both patients in need of these therapies and our shareholders. We believe our Company embodies a unique opportunity to impact the HIV/AIDS problem facing the world.

We look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date, and return your proxy as soon as possible. If you are a shareholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,

Nader Pourhassan

President and Chief Executive Officer

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 1, 2013

You are invited to attend the annual meeting of shareholders (the “Annual Meeting”) of CytoDyn Inc., a Colorado corporation (the “Company”), to be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Friday, November 1, 2013, at 2:00 p.m., Pacific Time.

Only shareholders of record at the close of business on September 25, 2013, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of six directors;

2.	Ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2014;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope to avoid the expense of further solicitation. If you are a shareholder of record and attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Michael D. Mulholland

Chief Financial Officer and Corporate Secretary

Lake Oswego, Oregon

September 27, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 1, 2013:

The proxy statement for the 2013 annual meeting of shareholders and 2013 annual report to shareholders are available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Colorado corporation (“CytoDyn” or the “Company”), to be voted at the annual meeting of shareholders to be held on November 1, 2013 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to shareholders on approximately October 1, 2013.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

Voting. When a proxy in the accompanying form is returned properly signed and dated, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be voted FOR Proposals 1, 2, and 3 and “1 Year” with respect to Proposal 4. If a shareholder of record attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner. Banks and brokers acting as nominees are not permitted to vote proxies for the election of directors or the other proposals to be acted on at the Annual Meeting, except ratification of the auditors, without express voting instructions from the beneficial owner of the shares. As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee.

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later-dated proxy prior to a vote being taken on the election of directors at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

OUTSTANDING VOTING SECURITIES AND QUORUM

Shareholders of record as of the close of business on September 25, 2013, are entitled to one vote at the Annual Meeting for each share of Common Stock of the Company (“Common Stock”) then held by each shareholder. As of that date, the Company had 37,116,884 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

PROPOSAL 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their successors are elected and qualify. Our Articles of Incorporation and Bylaws authorize the Board to set the number of positions on the Board within a range of one to nine. By resolution adopted on September 27, 2013, the Board set the number of positions on the Board at six. During periods between annual shareholder meetings, vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of shareholders and when a successor is duly elected and qualifies.

The six nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from any individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

The Board recommends that the shareholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of shareholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of September 27, 2013.

Name	Age	Principal Occupation
Nader Z. Pourhassan, Ph.D.	50	President and Chief Executive Officer of the Company
Anthony D. Caracciolo	58	Retired Senior Vice President of Gilead Sciences, Inc.
Gregory A. Gould	47	Former interim President and CEO of SeraCare Life Sciences, Inc.
A. Bruce Montgomery, M.D.	60	Chief Executive Officer of Cardeas Pharma Corporation
Jordan Naydenov	53	Vice President and Treasurer of Milara, Inc., a provider of stencil and screen printing systems
Michael Nobel, Ph.D.	73	Fellow at Tokyo Institute of Technology

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Nader Pourhassan. Dr. Pourhassan was appointed President and Chief Executive Officer of CytoDyn in December 2012, following his service as interim President and Chief Executive Officer for the preceding three months. On September 24, 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as its Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as the Company’s Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998, in each case in Mechanical Engineering. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership and management experience.

Below is information regarding certain prior legal proceedings involving Dr. Pourhassan:

(i) On May 3, 2006, in Superior Court of Washington for Clark County Case No. 204227D, Dr. Pourhassan was convicted of a domestic violence court order violation. Dr. Pourhassan pled guilty to violation of the provisions of a protection order by contacting his former spouse via email with communications intended for his son. Dr. Pourhassan performed community service, paid a fine of $100, served 24 months of probation and was ordered to comply with the protection order.

(ii) On June 9, 1986, in the First District Court in Logan, Utah, Dr. Pourhassan was convicted of a third-degree felony of theft by deception for overdrawing his bank account by approximately $100. Dr. Pourhassan was placed on one year of probation.

(iii) Dr. Pourhassan filed for Chapter 7 bankruptcy in 1991 in Salt Lake City, Utah, case number 91-24348, and in 2001 in Portland, Oregon, case number 01-36712-elp7.

Anthony Caracciolo. Mr. Caracciolo has served as Chairman of the Board of the Company since June 2013 and is also chair of the Compensation Committee. In December 2011, the Board appointed Mr. Caracciolo as a director. Mr. Caracciolo has over 30 years of experience in the pharmaceutical sciences industry. He was formerly employed at Gilead Sciences, Inc. (“Gilead”), a publicly held, research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. During Mr. Caracciolo’s tenure at Gilead, Gilead grew from 300 employees to approximately 4,000 worldwide, with commercial activities in 38 countries. In addition, Gilead’s sales rose from $200 million to over $7 billion. While at Gilead, Mr. Caracciolo was responsible for directing operational and strategic initiatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, production of over 50 percent of Gilead’s commercial products, information technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations. Prior to Gilead, Mr. Caracciolo was Vice President of Operations for Bausch and Lomb’s pharmaceutical division. Before joining Bausch and Lomb, he held various management positions at Sterling Drug for over 13 years. Mr. Caracciolo received a B.S. degree in Pharmaceutical Science from St. John’s University in 1978. Mr. Caracciolo brings to the Board an understanding of the Company’s operational issues and extensive experience in management and the biotech industry.

Gregory Gould. Mr. Gould has been a director since March 2006 and was Chairman of the Board from July 2012 to June 2013. He currently serves as chair of the Audit Committee. Mr. Gould was the interim President and CEO of SeraCare Life Sciences, Inc. (“SeraCare”), beginning in July 2011, as well as Chief Financial Officer of SeraCare from August 2006 and Secretary from November 2006, in each case until April 2012. Prior to 2006, Mr. Gould held executive positions, including Chief Financial Officer, with Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery, and Colorado MEDtech, a high tech software development, product design and manufacturing company. Mr. Gould holds a B.S. degree in Business Administration from the University of Colorado, Boulder and is a Certified Public Accountant in the State of Colorado. He brings biotech and public company M&A experience, as well as financial expertise, to the Board through his professional experience.

Bruce Montgomery. Dr. Montgomery was appointed as a director of the Company on September 27, 2013. Consideration of his nomination was recommended by a non-management director of the Company. Dr. Montgomery is a prominent biotech entrepreneur with an extensive background in product development and clinical studies. He is currently the Chief Executive Officer of Cardeas Pharma Corporation, a biotechnology firm focused on treatment of multidrug resistant bacteria causing pneumonia in patients on ventilation. Before joining Cardeas Pharma Corporation in 2010, Dr. Montgomery founded and was the Chief Executive Officer of Corus Pharma, Inc., a development stage pharmaceutical company, from 2001 until 2006. In 2006, Gilead acquired Corus Pharma, Inc., and Dr. Montgomery continued at Gilead, serving as Senior Vice President, Respiratory Therapeutics, from 2006 until 2010. He previously held positions in clinical development with PathoGenesis Corporation and Genentech. Dr. Montgomery is a board member of Alder Biotherapeutics and a Trustee for the Washington State Life Sciences Discovery Fund. He has previously served on the boards of

ZymoGenetics, Inc., Pacific Science Center, and the Washington State Biotechnology BioMedical Association. Dr. Montgomery received a B.S. degree in chemistry and his M.D. from the University of Washington, and completed his residency in Internal Medicine at the University of Washington and fellowships at the University of Washington and the University of California, San Francisco. Dr. Montgomery brings extensive pharmaceutical research, development, and patent experience to the Board, as well as his skills in fundraising and as a serial entrepreneur.

Jordan Naydenov. Mr. Naydenov has been a director of the Company since June 2009. Mr. Naydenov immigrated to the U.S. in 1982 from Bulgaria where he was a competitive gymnast. Mr. Naydenov purchased a gymnasium, Naydenov Gymnastics, which he built into a successful business and sold in 2005. Since 2001, he has served as Vice President and a director of Milara, Inc., and since 2006 he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International are leading providers of stencil and screen printing systems for the surface mount and semiconductor industries. Mr. Naydenov brings leadership skills and significant management experience to the Board.

Michael Nobel. Dr. Nobel was elected as a director at the annual shareholder meeting in December 2012 and serves as chair of the Nominating and Governance Committee. He has extensive experience in assisting and launching new companies in the fields of medical diagnostics and treatment and medical technology transfer from inventions to commercial products, as well as supervision of such companies. Dr. Nobel has served as a director of BSD Medical Corporation (“BSD”) since January 1998 and is a member of BSD’s audit, corporate governance, nominating, and compensation committees. Dr. Nobel participated in the introduction of magnetic resonance imaging as European Vice President of Fonar Corp. He is founder and trustee of the Nobel Sustainable Trust Foundation and chairman of Nobel Charitable Trust Foundation (Asia). From 1991 to 2007, Dr. Nobel served as the Executive Chairman of the MRAB Group, which he co-founded, a company providing diagnostic imaging services in Sweden. From August 2005 until June 2008, Dr. Nobel served as a director of WorldSpace Corp. He has also been a consultant to Unesco in Paris and the United Nations Social Affairs Division in Geneva. Dr. Nobel is chairman or a board member of several international companies in medical diagnostics, treatment and information systems. In the academic field, Dr. Nobel was guest professor at the Solutions Science Research Centre in the Tokyo Institute of Technology from 2007 to 2012. Dr. Nobel holds a Ph.D. in psychopedagogy from the University of Lausanne. Today he is a fellow at the same institute. Dr. Nobel’s qualifications to serve on the Board include, among others, his expertise in medical diagnosis and treatment, his extensive business and financial experience, and his service on several public company boards.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 25 meetings in fiscal 2013. During fiscal 2013, each current director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

Board Leadership Structure

The Board believes that the Board leadership structure, which reflects the separation of the Chairman and Chief Executive Officer positions, serves the best interests of the Company and its shareholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board generally oversees risk management practices and processes and, either as a whole or through the Audit Committee and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics

We have adopted a Code of Ethics for our executive officers (the Chief Executive Officer and Chief Financial Officer), as well as a Code of Business Conduct and an Insider Trading Policy for the Company. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com.

Director Independence

In determining director independence, the Company uses the definition of independence in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”). The Board has determined that Messrs. Carraciolo, Gould and Naydenov and Drs. Montgomery and Nobel are independent under the NASDAQ rules in that each is not, and has not been, an executive officer or employee of the Company and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In considering Mr. Naydenov’s independence, the Board considered his investments in one of the Company’s three-year convertible promissory notes in the principal amount of $1,000,000 bearing interest at an annual rate of 5% and a one-year promissory note in the principal amount of $500,000 bearing interest at an annual rate of 15%. With respect to Dr. Nobel, the Board reviewed a brief consulting arrangement between the Company and Dr. Nobel pursuant to which he was paid a total of $20,000 for his assistance in arranging contacts with the investment community in Europe, which arrangement has ended. The Company is not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the Securities and Exchange Commission (the “SEC”).

Audit Committee

Our Audit Committee Charter was adopted by the Board of Directors and became effective on November 2, 2011. The primary role of the Audit Committee is to oversee the financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by the Company’s independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of the Company’s financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee held four meetings during fiscal 2013 to review the Company’s financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The Audit Committee is presently composed of Mr. Gould, Chair, and Mr. Caracciolo. Mr. Gould is a “financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. During fiscal 2013, Messrs. Caracciolo and Gould also met the additional independence and experience requirements of the SEC and the NASDAQ Rules applicable specifically to members of the Audit Committee. Mr. Naydenov served on the Audit Committee during fiscal 2013 until December 13, 2012, at which time it was determined that his significant investment in convertible notes issued by the Company warranted his removal as a member of the Audit Committee. Dr. Nobel was appointed a member of the Audit Committee on December 13, 2012, and served on the committee until March 28, 2013, at which time it was determined that, due to the consulting arrangement described above, he should no longer be a member of the committee. Former directors George F. Dembow and Ronald J. Tropp were members of the Audit Committee until December 12, 2012, and were not independent under the NASDAQ Rules.

Compensation Committee

Our Compensation Committee Charter was adopted by the Board on October 26, 2012. The Compensation Committee reviews and approves the Company’s overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including decisions as to cash incentive compensation, grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held five meetings during fiscal 2013. The current members of the Compensation Committee are Messrs. Caracciolo (chair) and Gould and Dr. Nobel. Mr. Naydenov and former directors Dembow and Tropp were members of the Compensation Committee until December 12, 2012.

Nominating and Governance Committee

Our Nominating and Governance Committee Charter was adopted by the Board on October 26, 2012. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and Board committees, and evaluates the Board and its members. The Nominating and Governance Committee also assists the Board in developing succession and continuity plans for principal officer positions. The current members of the Nominating and Governance Committee are Dr. Nobel (chair) and Messrs. Caracciolo, Gould and Naydenov. The Nominating and Governance Committee met twice during fiscal 2013.

The Nominating and Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the committee will consider:

•	Demonstration of ethical behavior;

•	Positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;

•	The candidate’s ability to commit sufficient time to the position;

•	The candidate’s understanding of the Company’s business and operations; and

•	The need to satisfy independence requirements relating to Board composition.

The Nominating and Governance Committee relies on its annual evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating and Governance Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. It does not have a policy in place for considering diversity in identifying nominees for director.

The Nominating and Governance Committee will consider director candidates recommended by shareholders for nomination in the same manner as other director candidates presented to the committee. Shareholders wishing to submit a candidate for consideration should do so by sending the candidate’s name, biographical information, business and educational experience and qualifications, as well as the candidate’s signed written consent to be considered as a nominee and agreement to serve as a director if nominated and elected, to: Nominating and Governance Committee Chair, CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035.

COMPENSATION OF DIRECTORS

During fiscal 2013, each director who was not an employee of the Company was entitled to receive: (i) $20,000 in annual compensation, with 50% of such compensation consisting of cash ($10,000) and 50% consisting of unrestricted stock grants with a value of $2,500 based on the stock trading price at the end of each quarter; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $10,000; (iii) an additional cash retainer of $15,000 for the Chairman of the Board; (iv) $2,500 for each Board or committee meeting attended in person and $500 for each telephonic meeting attended; and (v) an annual grant on June 1, 2013, of a non-qualified stock option covering 25,000 shares of Common Stock vesting in four equal quarterly installments. At the instructions of the Board, the Company deferred payment of cash director fees for the second half of fiscal 2013 until the Company had sufficient cash resources to make such payments. The deferred payments are expected to be paid in full during the second quarter of fiscal 2014.

Effective June 1, 2013, the annual board cash retainer was increased to $25,000, the stock portion of the retainer and the cash meeting fees were eliminated, the annual cash retainer for the Audit Committee chair was increased from $10,000 to $15,000, and the annual stock option grant was increased to 50,000 shares of Common Stock.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal 2013.

Name	Cash Fees	Stock Options(1)	Stock Awards	Total
Anthony D. Caracciolo	$41,872	$22,930	$10,000	$74,802
George Dembow	15,275	22,930	5,000	43,205
Gregory A. Gould	64,247	22,930	10,000	97,177
Allan M. Green	12,184	8,646	4,484	25,314
Jordan Naydenov	37,625	22,930	10,000	70,555
Michael Nobel	23,700	8,646	5,000	37,346
Ronald J. Tropp	17,275	22,930	5,000	45,205

(1)	Stock options held by each non-employee director at May 31, 2013, were as follows:

No. of Shares
Anthony D. Caracciolo	36,543
George Dembow	0
Gregory A. Gould	300,000
Allan M. Green	11,645
Jordan Naydenov	150,000
Michael Nobel	11,645
Ronald J. Tropp	0

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth the beneficial ownership of our Common Stock as of September 27, 2013, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Total(2)(3)
Owners of more than 5%
Jordan Naydenov	4,412,942	(4)	11.0%
C. David Callaham	4,409,666	(5)	10.8%
Kenneth J. Van Ness	3,202,645	(6)	8.3%
Nickitas Panayotou	3,119,616	(7)	8.0%
Craig Bordon	3,170,469	(8)	7.9%
Behrouz Rajaee	3,062,817	(9)	7.7%

Directors and Executive Officers:
Jordan Naydenov	4,412,942	(4)	11.0%
Nader Z. Pourhassan	1,351,545	(10)	3.6%
Gregory A. Gould	331,676	(11)	*
Anthony D. Caracciolo	111,179	(12)	*
Michael Nobel	29,770	(13)	*
A. Bruce Montgomery	0		—
Michael D. Mulholland	0		—
All Current Directors and Executive Officers as a Group (7 persons)	6,237,112		15.2%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the business address of each director and executive officer is c/o CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035.
(2)	Shares of Common Stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of September 27, 2013, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.
(3)	Percentages are based on 37,116,884 shares of Common Stock outstanding.
(4)	Includes: (i) 1,280,576 shares of Common Stock directly held; (ii) warrants exercisable for 1,636,533 shares of Common Stock; (iii) a note convertible into 1,333,333 shares of Common Stock; and (iv) 162,500 shares of Common Stock subject to options.
(5)	Includes: (i) 453,000 shares of Common Stock directly held by Mr. Callaham; (ii) 25,000 shares of Common Stock beneficially owned by Mr. Callaham’s wife, (iii) 50,000 shares of Common Stock subject to options held by Mr. Callaham; (iv) 60,000 shares of Series B Preferred Stock held by Mr. Callaham that are convertible into 600,000 shares of Common Stock; (v) notes held by Mr. Callaham that are convertible into 1,266,666 shares of Common Stock; (vi) warrants held by Mr. Callaham that are exercisable for 1,266,666 shares of Common Stock; (vii) 315,000 shares held in Callaham & Callaham, a partnership of which Mr. Callaham is a general partner; (viii) notes held by Callaham & Callaham that are convertible into 216,667 shares of Common Stock; and (ix) warrants held by Callaham & Callaham that are exercisable for 216,667 shares of Common Stock. The address of C. David Callaham and Callaham & Callaham is 10804 NE Highway 99, Vancouver, Washington 98686-5655.

(6)	Includes 1,927,645 shares of Common Stock held in the name of Greenwood Hudson Portfolio, LLC, of which Mr. Van Ness is the managing member, based on information reported on Form 4 filed on April 30, 2012, by Mr. Van Ness. Also includes 1,275,000 shares of Common Stock subject to options held by Mr. Van Ness.
(7)	Includes: (i) 431,114 shares of Common Stock directly held by Mr. Panayotou; (ii) warrants held by Mr. Panayotou that are exercisable for 426,667 shares of Common Stock; (iii) 1,011,835 shares of Common Stock held by 3NT Management LLC (“3NT”); (iv) notes held by 3NT that are convertible into 200,000 shares of Common Stock; (v) warrants held by 3NT that are exercisable for 1,000,000 shares of Common Stock; and (vi) 50,000 shares of Common Stock subject to warrants held by Evolution & Eware Holdings, LLC. The address of Mr. Panayotou, 3NT, Evolution & Eware Holdings, LLC, and related entities is 2200 Redington Road, Hillsborough, California 94010. See also note 8 to the table.
(8)	Includes: (i) 316,800 shares of Common Stock directly held by Mr. Bordon; (ii) warrants held by Mr. Bordon that are exercisable for 305,167 shares of Common Stock; (iii) notes held by Mr. Bordon that are convertible into 266,667 shares of Common Stock; (iv) warrants held by the Craig Bordon Trust that are exercisable for 20,000 shares of Common Stock; (v) 1,011,835 shares of Common Stock held by 3NT; (vi) warrants held by 3NT that are exercisable for 1,000,000 shares of Common Stock; (vii) notes held by 3NT that are convertible into 200,000 shares of Common Stock; and (viii) 50,000 shares of Common Stock subject to warrants held by Evolution & Eware Holdings, LLC. The address of Mr. Bordon and the Craig Bordon Trust is 516 Loma Drive, Hermosa Beach, California 90254. The address of 3NT, Evolution & Eware Holdings, LLC, and related entities is 2200 Redington Road, Hillsborough, California 94010. See also note 7 to the table.
(9)	Includes 280,766 shares of Common Stock, notes convertible into 1,333,333 shares of Common Stock, and warrants exercisable for 1,448,718 shares of Common Stock held by family trusts of which Mr. Rajaee is trustee. The address of the Rajaee family trusts is 3281 E. Guasti Road, Ontario, California 91761.
(10)	Includes: (i) 30,000 shares of Common Stock directly held by Dr. Pourhassan; (ii) 560,750 shares beneficially owned by Dr. Pourhassan’s wife; and (iii) 667,045 shares of Common Stock subject to options held by Dr. Pourhassan. 200,000 of the shares owned by Dr. Pourhassan’s wife have been pledged to secure a personal loan.
(11)	Includes 19,176 shares of Common Stock directly held by Mr. Gould and 312,500 shares of Common Stock subject to options.
(12)	Includes 62,136 shares of Common Stock directly held by Mr. Caracciolo and 49,043 shares of Common Stock subject to options.
(13)	Includes 5,625 shares of Common Stock directly held by Dr. Nobel and 24,145 shares of Common Stock subject to options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10 percent of our Common Stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of those reports, we are aware of four individuals who, during the fiscal year ended May 31, 2013, were officers, directors or 10 percent holders and who failed to file, on a timely basis, reports required by Section 16(a), as follows:

•	Dr. Pourhassan, an officer and director, filed a late Form 3 reporting his initial beneficial ownership on October 1, 2012.

•	Dr. Trauger, a former officer and director, filed a late Form 3 reporting his initial beneficial ownership on October 11, 2012.

•	Mr. Naydenov, a director, filed one late Form 4 reporting changes in beneficial ownership on October 25, 2012.

•	Allan M. Green, Ph.D., a former director, filed one late Form 4 reporting one change in beneficial ownership on December 18, 2012.

In addition, C. David Callaham, who, together with a related entity, beneficially owns more than 10% of the outstanding shares of Common Stock, has not filed any reports under Section 16(a), including an initial Form 3 or Form 4s reporting purchases of convertible promissory notes and related common stock purchase warrants on two separate occasions.

MATTERS RELATING TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC (“Warren Averett”) was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2013. On January 8, 2013, the Company was advised that, effective January 1, 2013, Pender Newkirk & Company LLP (“Pender Newkirk”), the Company’s former independent registered public accounting firm, had discontinued its audit practice and that the partners and employees of Pender Newkirk had joined the firm of Warren Averett. On January 11, 2013, the Company’s Audit Committee approved the retention of Warren Averett as the Company’s new independent registered public accounting firm. Representatives of Warren Averett are not expected to be present at the Annual Meeting.

Change in Independent Auditor

Pender Newkirk’s report on the financial statements of the Company for its fiscal year ended May 31, 2012, did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph regarding a significant doubt about the Company’s ability to continue as a going concern due to net loss, accumulated deficit, and working capital deficit.

During fiscal 2012 and the subsequent interim period in which Pender Newkirk served as the Company’s independent auditor, there were no disagreements with Pender Newkirk on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pender Newkirk, would have caused Pender Newkirk to make reference to the subject matter of such disagreements in connection with its audit report.

The Company provided Pender Newkirk with a copy of the above disclosures prior to reporting the change in auditors. Pender Newkirk advised the Company that it agreed with the Company’s disclosures; its letter was annexed to the Company’s Current Report on Form 8-K filed on January 14, 2013.

Prior to engaging Warren Averett as the Company’s independent registered public accounting firm, the Company did not consult Warren Averett regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, as those terms are defined in applicable SEC rules.

The Company previously provided Warren Averett with a copy of the above disclosures. Warren Averett advised the Company that it had no basis on which to submit a letter to the SEC commenting on the disclosures.

Board of Directors Pre-Approval Process, Policies and Procedures

The Audit Committee pre-approves all engagements for audit and non-audit services provided by the Company’s independent registered public accounting firm. Warren Averett performed its audit procedures in accordance with our Audit Committee’s policies and procedures. Warren Averett informed our Audit Committee of the scope and nature of each service provided. No services were provided by Warren Averett or Pender Newkirk during fiscal 2012 or fiscal 2013 other than audit, review, or attest services.

Fees Paid to Principal Independent Registered Public Accounting Firm

The aggregate fees billed during the fiscal years ended May 31, 2013 and 2012 for professional services rendered by Warren Averett and Pender Newkirk for the audit of the financial statements included in our annual reports on Form 10-K and for the review of the interim condensed financial statements included in our quarterly reports on Form 10-Q were approximately $109,000 and $160,000, respectively. No other fees were paid to our principal accounting firm for services in fiscal 2012 or fiscal 2013.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company’s independent auditors, Warren Averett, to review the Company’s accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2013. The Audit Committee discussed and reviewed with Warren Averett the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” Warren Averett has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Warren Averett the firm’s independence and considered whether the provision of services to the Company by Pender Newkirk is consistent with maintaining the firm’s independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Gregory A. Gould (Chair) and Anthony D. Caracciolo

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Warren Averett, LLC as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending May 31, 2014. Although the selection of independent auditors is not required to be submitted to a shareholder vote by the Company’s governance documents or applicable law, the Board has decided to ask the shareholders to ratify the selection. If the shareholders do not approve the selection of Warren Averett, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Warren Averett as the Company’s independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast opposing it. Abstentions and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that shareholders vote FOR ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for fiscal 2014.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires publicly traded companies to hold an advisory, or non-binding, shareholder vote to approve or disapprove the compensation of executive officers. Consistent with that requirement, we are conducting an advisory vote on the compensation of the Company’s executive officers named in this proxy statement. A detailed description of the compensation paid to our executive officers is included in this proxy statement under the heading “Executive Compensation” below in accordance with the SEC’s rules.

The Company’s philosophy is that executive compensation should align with shareholders’ interests, without encouraging excessive and unnecessary risk. During fiscal 2013, the main components of executive compensation, as shown in the Summary Compensation Table on page 17 below, included (i) base salary, (ii) bonus based on the Compensation Committee’s assessment of each executive officer’s performance in achieving corporate and individual goals, and (iii) employee stock options. This vote is intended to consider the overall compensation of our executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Executive Compensation” on pages 15 through 18 of this proxy statement.

The above resolution will be deemed to be approved if the votes cast in favor of Proposal 3 exceed the votes cast against it at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also included a provision requiring that shareholders be given the opportunity to vote, on an advisory, or non-binding, basis, on how frequently they would like companies to hold an advisory vote on the compensation of executive officers as provided in Proposal 3 above. In accordance with this requirement of the Dodd-Frank Act, we are holding an advisory vote on the frequency of future shareholder advisory votes on our executive compensation program.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation annually is appropriate for the Company and its shareholders at this time.

Shareholders are not being asked to approve or disapprove of the Board’s recommendation. Instead, you are being asked to choose one of four options regarding this proposal, as reflected in the proxy form. You may vote for the Company to hold advisory votes on executive officer compensation every one, two or three years, or you may abstain from voting on the matter.

The Board of Directors recommends the option of “1 Year” for future advisory votes on executive compensation. The option that receives the highest number of advisory votes cast by shareholders will be the frequency for the advisory vote on executive compensation deemed to have been selected by shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As the vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders (but not less often than once every three years). However, we value the opinions of our shareholders and will take the outcome of the advisory vote into account in deciding how often to hold an advisory vote on executive compensation.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Dr. Pourhassan, whose background appears under “Proposal 1 – Election of Directors,” Michael D. Mulholland, age 61, is an executive officer of the Company. The Board appointed Mr. Mulholland as the Company’s Chief Financial Officer, Corporate Secretary, and Treasurer on December 13, 2012. Mr. Mulholland provides CytoDyn with more than 25 years of senior level financial leadership for public companies in the business services, retail and manufacturing industries. His broad experience includes strategic planning, corporate finance, including raising debt and equity capital, acquisitions, corporate restructurings, SEC reporting, risk management, investor relations and corporate governance matters. Mr. Mulholland has also collaborated with a leading European scientific inventor and IP counsel in connection with the evaluation of the patentability of certain biological compounds for potential applications to improve human health and the preparation of the related patent filings. Most recently, from 2011-2012, he served as Chief Financial Officer of Nautilus, Inc., a NYSE-listed developer and marketer of fitness equipment. He previously was Co-Chief Financial Officer of Corporate Management Advisors, Inc., a private holding company of various businesses and investments, including a majority interest in a publicly held manufacturing company, from 2010 to 2011; Vice President of Finance of Gevity HR, Inc., a former Nasdaq-listed professional employer organization, from 2008 to 2009; Chief Financial Officer and Secretary of Barrett Business Services, Inc., a Nasdaq-listed business services firm, from 1994 to 2008; and Executive Vice President, Chief Financial Officer and Secretary of Sprouse-Reitz Stores Inc., a former publicly held retail company, from 1988 to 1994. He began his career with Deloitte & Touche LLP. Mr. Mulholland received a B.S. degree in accounting and a M.B.A. in finance from the University of Oregon. He is a certified public accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Nader Z. Pourhassan, President and Chief Executive Officer(1)	2013 2012	212,969 210,417	177,500 100,000	— —	409,372 777,549	7,852 6,313	807,693 1,094,279

Michael D. Mulholland, Chief Financial Officer(2)	2013	82,228	87,500	—	241,306	1,313	412,347

Kenneth J. Van Ness, former President and Chief Executive Officer(3)	2013 2012	59,456 360,705	— 225,000	— —	1,128,296 1,946,699	144,530 11,985	1,332,282 2,544,389

Richard J. Trauger, former Chief Scientific Officer(4)	2013	140,305	50,000	—	89,348	26,733	306,386

(1)	Dr. Pourhassan served as the Company’s Chief Operating Officer until June 30, 2011, when he ceased to be an executive officer and accepted a position as the Company’s Managing Director of Business Development. Dr. Pourhassan was appointed interim President and Chief Executive Officer on September 10, 2012, and President and Chief Executive Officer in December 2012.
(2)	Mr. Mulholland was appointed as the Company’s Chief Financial Officer effective December 13, 2012.
(3)	Mr. Van Ness served as the Company’s President and Chief Executive Officer from December 2010 until September 10, 2012.
(4)	Dr. Trauger served as the Company’s Chief Scientific Officer from August 23, 2012, until April 15, 2013.
(5)	Stock awards and option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 5 “Stock Options and Warrants” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2013, to which reference is hereby made. See “Payments upon Termination of Employment or Change in Control” below for additional details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Mr. Van Ness and Dr. Trauger during fiscal 2013.
(6)	“All Other Compensation” includes the Company’s contributions to the CytoDyn Inc. 401(k) Profit Sharing Plan. In addition, in fiscal 2013, Mr. Van Ness was paid severance totaling $118,065 and $21,348 in COBRA reimbursement and Dr. Trauger was paid $19,903 in satisfaction of accrued vacation. Severance arrangements with Dr. Trauger became effective after May 31, 2013; therefore no severance payments are included in “All Other Compensation.” See “Payments upon Termination of Employment or Change in Control” below for additional details regarding severance payments and benefits paid or payable to Mr. Van Ness and Dr. Trauger.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of our named executive officers as of May 31, 2013. No stock awards were outstanding at May 31, 2013.

Name	Number of securities underlying unexercised options/ exercisable	Number of securities underlying unexercised options/ unexercisable	Option exercise price ($)	Option expiration date
Nader Z. Pourhassan(1)	300,000	—	$1.95	1/13/2014
	62,500	62,500	$1.80	10/10/2015
	125,000	375,000	$2.00	7/31/2016
	54,545	—	$2.75	3/23/2017
	—	600,000	$0.80	5/31/2018

Michael D. Mulholland(2)	—	100,000	$1.40	12/13/2017
	—	300,000	$0.80	5/31/2018

Kenneth J. Van Ness(3)	500,000	—	$1.19	8/16/2016
	25,000	—	$1.20	8/16/2016
	750,000	—	$2.00	8/16/2016

Richard J. Trauger(4)	125,000	375,000	$2.00	4/15/2014
	50,000	50,000	$1.80	4/15/2014

(1)	Option expiring in 2015 will vest in full on October 10, 2013. Option expiring in 2016 vests as follows: 125,000 shares on July 31, 2012; 125,000 shares on July 31, 2013, and 31,250 shares quarterly through July 31, 2015. Option expiring in 2018 vests in three equal annual installments beginning on May 31, 2014.
(2)	Option expiring in 2017 vests in three equal annual installments beginning December 13, 2013. Option expiring in 2018 vests in three equal annual installments beginning May 31, 2014.
(3)	See “Payments upon Termination of Employment or Change in Control” below for details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Mr. Van Ness.
(4)	See “Payments upon Termination of Employment or Change in Control” below for details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Dr. Trauger.

The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under our existing equity compensation plans as of May 31, 2013.

Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	2,823,290	$1.27	1,976,710
Equity compensation plans not approved by security holders(2)	5,133,710	$1.85	—
Total	7,957,000	$1.56	1,976,710

(1)	Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to its 2004 Stock Incentive Plan and 2012 Equity Incentive Plan.

(2)	Represents outstanding stock options and warrants issued by the Company as consideration for (i) services in connection with previous private placements of the Company’s debt and equity securities, (ii) certain consulting or advisory services provided to the Company by independent contractors, and (iii) the release of certain claims relating to services provided or alleged to have been provided to the Company, as well as outstanding stock options granted prior to the adoption or outside of the provisions of the 2004 Stock Incentive Plan to certain of the Company’s current or former employees and directors as compensation for their services.

Additional Compensation Information

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all of our employees. We match participants’ contributions in cash, not to exceed 3% of the participant’s total compensation. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreement

The Company has entered into an Employment and Non-Compete Agreement effective as of August 1, 2011, with Dr. Pourhassan that provided for an annual base salary of $225,000 in calendar 2012, but the parties mutually agreed to a reduced level of $146,250 beginning in June 2012 until further adjustment. Effective November 1, 2012, the Compensation Committee set Dr. Pourhassan’s base salary level at $255,000; a further increase to $265,000 was approved effective June 1, 2013. The employment agreement also provides for payment of an annual cash bonus in an amount to be determined in the discretion of the Board, but which is anticipated to be in the range of 25% to 50% of base salary. The employment agreement includes non-compete and non-solicitation provisions for a period of two years following termination of Dr. Pourhassan’s employment with the Company for any reason, except that Dr. Pourhassan is permitted to become employed in Oregon by an entity engaged in the same business as the Company.

Payments upon Termination of Employment or Change in Control

On July 25, 2012, the Company entered into a Transition Agreement with Mr. Van Ness (the “Transition Agreement”) that amended his April 2012 employment agreement and provided that Mr. Van Ness would continue to carry out his responsibilities as President and CEO for a period that would end no later than October 16, 2012. On September 10, 2012, Mr. Van Ness stepped down from his position as President and CEO. The Transition Agreement included a mutual general release by Mr. Van Ness and the Company of all claims against the other and provided for the continued applicability of the covenants restricting Mr. Van Ness from competing with the Company, soliciting the Company’s employees, customers or suppliers, or disclosing the Company’s confidential information, as set forth in his employment agreement, for a period of two years following termination of his employment.

The Transition Agreement also provided that, in lieu of any compensation otherwise payable to Mr. Van Ness under his employment agreement, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”), he would receive a salary equal to $13,890 per month and the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the employment agreement. Under the Transition Agreement, Mr. Van Ness is also entitled to (i) a cash severance payment equal to $13,890 per month for 33 months following the Transition Period, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) plan, and (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months following the Transition Period.

The Transition Agreement further provided for immediate vesting of the 325,000 options that had not yet vested out of an option grant for 500,000 shares of Common Stock to Mr. Van Ness at $1.19 per share, immediate vesting of 750,000 of the 1,500,000 options granted to Mr. Van Ness at $2.00 per share and forfeiture of the remaining 750,000 options, and an expiration date of August 8, 2016, for all options that were not forfeited upon termination of employment.

On May 31, 2013, the Company and Dr. Trauger entered into a Separation Agreement and Release (the “Separation Agreement”) effective as of the close of business on June 7, 2013 (the “Effective Date”), providing for Dr. Trauger’s resignation from his position as a member of the Board of Directors of the Company. Dr. Trauger’s employment with the Company had ended on April 15, 2013. Pursuant to the Separation Agreement, the Company agreed to pay Dr. Trauger an amount equal to three times his most recent monthly base salary ($18,750), less legally required deductions and withholdings, in six regular semi-monthly installments beginning on June 15, 2013. Also, the stock options granted to Dr. Trauger on August 9, 2011, and October 10, 2012, to the extent vested on April 15, 2013, will remain exercisable until April 15, 2014. Each party also released all claims it may have against the other arising out of Dr. Trauger’s employment by the Company or termination of that employment.

Employee stock options granted after December 1, 2012, vest in full automatically when a change in control of the Company occurs; employee stock options granted before December 1, 2012, will vest in full if the Compensation Committee so decides on or before the date a change in control occurs.

RELATED PERSON TRANSACTIONS

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Ms. Javadi is the spouse of Dr. Pourhassan, who became a director and interim President and Chief Executive Officer of the Company in September 2012. Pursuant to the Settlement Agreement, the Company issued 200,000 shares of Common Stock to each of the Plaintiffs. In addition, the Company issued warrants to purchase up to 375,000 shares of Common Stock to each of the Plaintiffs. The warrants were fully vested and exercisable upon issuance at a purchase price of $0.25 per share, and have since been exercised in full. The Company issued the shares and the warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company arising out of a prior agreement with Dr. Pourhassan pursuant to which his personal assistant and one additional person were each to receive 50,000 shares of Common Stock for every $500,000 in capital received by the Company through Dr. Pourhassan’s efforts.

On October 16, 2012, Jordan Naydenov, a director of the Company, purchased from the Company its convertible promissory note in the principal amount of $1,000,000 bearing interest at the rate of 5% per year, convertible into shares of Common Stock at a conversion price of $.75 per share at any time during the three-year term of the note, together with warrants to purchase 1,333,333 shares of Common Stock at an exercise price of $2.00 per share and a two-year term. On April 14, 2013, Mr. Naydenov purchased a one-year unsecured promissory note in the principal amount of $500,000. The principal of the note is due in cash in a single payment at maturity and bears simple interest at the rate of 15% per year. Interest is payable in the form of Common Stock at a rate of $0.50 per share, up to a total of 150,000 shares.

The Company previously entered into two separate agreements with SDG, LLC (“SDG”), for consulting services related to U.S. Food and Drug Administration (“FDA”) requirements applicable to the Company. Allan M. Green, Ph.D., a former director of the Company, is one of two Co-Managing Directors of SDG and was primarily responsible for providing the services called for under the agreements between the Company and SDG. The first agreement, dated August 19, 2011, related to ongoing scientific, clinical, and regulatory support for the filing of an Investigational New Drug Application with the FDA on the Company’s humanized monoclonal anti-CD-11a antibody product (“Cytolin”). The second agreement, dated August 9, 2012, related to the Company’s PRO 140 product. The Company paid SDG $65,421 in fiscal 2012 and $130,460 in fiscal 2013 pursuant to the agreements. The Company’s relationship with SDG has ended.

In May and July 2007, the Company issued to George Dembow, a former director of the Company, $150,000 in interest-bearing promissory notes. The unpaid balance was $104,153 at June 1, 2011. The notes bore interest at 14% per year and were unsecured. The Company paid $55,000, including accrued interest in the amount of $47,601, on the notes during fiscal 2012, and repaid the balance of $49,153, including accrued interest in the amount of $1,552, in October 2012.

Ronald J. Tropp, a former director of the Company, provided legal services to the Company for several years prior to 2011. As of June 1, 2011, the balance owed to Mr. Tropp for such services was $38,985, of which $19,492 was repaid in fiscal 2012, and the balance of $19,493 was repaid in October 2012.

Each transaction involving more than $26,000 entered into by the Company since June 1, 2011, with an individual or entity that beneficially owned more than 5% (a “5% holder”) of the outstanding Common Stock on the date of such transaction or became a 5% holder as a result of the transaction is listed in the table below or in the discussion following the table. Except as otherwise disclosed in the notes to the table, in each transaction, the 5% holder purchased, on the date listed, a three-year convertible promissory note in the principal amount and bearing interest at the annual rate shown in the table, which note is convertible into shares of Common Stock at $0.75 per share, and two-year warrants to purchase shares of Common Stock at the exercise price shown. The table shows cash interest paid on each convertible note to date. No principal has been repaid to date.

Name	Date	Principal Amount	Interest Rate	Interest Paid	Warrant Shares	Exercise Price
C. David Callaham(1)	10/01/2012	$700,000	10%	$35,096	933,333	$1.50
Callaham & Callaham(1)	10/01/2012	$125,000	10%	$6,267	166,667	$1.50
George Callaham(2)	10/01/2012	$37,500	10%	$1,880	50,000	$1.50
C. David Callaham(1)	10/15/2012	$250,000	10%	$12,534	333,333	$1.50
Callaham & Callaham(1)	10/15/2012	$37,500	10%	$1,880	50,000	$1.50
George Callaham(2)	10/15/2012	$100,000	10%	$5,014	133,333	$1.50
Craig Bordon(3)(4)	10/01/2012	$200,000	5%	$5,014	266,667	$2.00
Nickitas Panayotou(4)(5)	10/12/2012	$200,000	5%	$5,014	266,667	$2.00
Nickitas Panayotou(4)(6)	01/15/2013	$120,000	5%	$2,975	160,000	$2.00
3NT Management LLC(3)(4)(7)	10/15/2012	$600,000	5%	$15,041	800,000	$2.00
3NT Management LLC(3)(4)(8)	05/31/2013	$130,000	5%	—	100,000	$0.75
Ismail Abdul Fattah(9)	10/15/2012	$470,000	5%	—	626,667	$2.00
Ismail Abdul Fattah(10)	11/30/2012	$97,000	5%	—	129,010	$2.00
Behrouz Rajaee(11)	10/01/2012	$600,000	5%	$15,041	800,000	$1.50
Behrouz Rajaee(11)	10/12/2012	$400,000	5%	$10,027	533,334	$1.50

(1)	C. David Callaham is a general partner of Callaham & Callaham.
(2)	C. David Callaham and George Callaham are brothers.
(3)	Craig Bordon is a member of 3NT Management LLC.
(4)	Nickitas Panayotou is a member of 3NT Management LLC.
(5)	Note was converted into 266,666 shares of Common Stock effective August 1, 2013, plus 4,054 shares representing accrued but unpaid interest of $3,401.
(6)	Note was converted into 160,000 shares of Common Stock effective August 1, 2013, plus 394 shares representing accrued but unpaid interest of $296.
(7)	Note was converted into 800,000 shares of Common Stock effective August 1, 2013, plus 11,835 shares representing accrued but unpaid interest of $8,877.
(8)	Note is payable in full on November 30, 2013 and has a conversion price of $0.65 per share.
(9)	Note was converted into 626,666 shares of Common Stock effective December 15, 2012, plus 5,322 shares representing accrued but unpaid interest of $3,992.
(10)	Note was converted into 129,010 shares of Common Stock effective December 15, 2012, plus 283 shares representing accrued but unpaid interest of $213.
(11)	Held in name of Rajaee family trust of which Mr. Rajaee is trustee.

On October 16, 2012, Jordan Naydenov, a director of the Company and a 5% holder, purchased from the Company its convertible promissory note in the principal amount of $1,000,000 bearing interest at the rate of 5% per year, convertible into shares of Common Stock at a conversion price of $.75 per share at any time during the three-year term of the note, together with warrants to purchase 1,333,333 shares of Common Stock at an exercise price of $2.00 per share and a two-year term. On April 14, 2013, Mr. Naydenov purchased a one-year unsecured promissory note in the principal amount of $500,000. The principal of the note is due in cash in a single payment at maturity and bears simple interest at the rate of 15% per year. Interest is payable in the form of Common Stock at a rate of $0.50 per share, up to a total of 150,000 shares.

On September 25, 2013, the Company held an initial closing in its private placement of Units at an offering price of $1.30 per Unit. Each Unit consists of two shares of Common Stock, plus a five-year warrant to purchase one additional share of Common Stock at an exercise price of $0.75 per share. 3NT Management LLC, Craig Bordon, and Behrouz Rajaee as trustee for Rajaee family trusts purchased 100,000, 38,500 and 115,384 Units, respectively.

C. David Callaham was issued a three-year option to purchase 50,000 shares of Common Stock at an exercise price of $1.80 per share on October 10, 2012, as payment for consulting services.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than the election of directors, ratification of the selection of independent auditors, an advisory vote on executive compensation, and an advisory vote on the frequency of holding future advisory votes on executive compensation. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the Board should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2014

In order to be eligible for inclusion in the proxy materials of the Company for the 2014 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received by May 30, 2014. Any such proposal should comply with the SEC’s rules governing shareholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Secretary, CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035. In addition, if the Company receives notice of a shareholder proposal after August 18, 2014, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

September 27, 2013	CYTODYN INC.

PROXY

CYTODYN INC.

2013 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc.

The undersigned hereby appoints Anthony Caracciolo and Nader Pourhassan as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned on September 25, 2013, at the Annual Meeting of Shareholders to be held on November 1, 2013, at 2:00 p.m., or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1, FOR Proposals 2 and 3, and FOR “1 YEAR” with respect to Proposal 4.

Proposal 1: Election of Directors

The Board of Directors unanimously recommends a vote FOR each of the nominees named below.

Nominees:		☐ FOR all nominees	☐ WITHHOLD vote from all nominees	☐ EXCEPTIONS*
Anthony Caracciolo Gregory Gould Bruce Montgomery	Jordan Naydenov Michael Nobel Nader Pourhassan

* To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below:

Exceptions:

The Board of Directors unanimously recommends a vote FOR Proposals 2 and 3.

Proposal 2: Ratification of selection of independent registered public accounting firm	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3: Advisory vote to approve executive compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors unanimously recommends a vote FOR “1 Year” with respect to Proposal 4.

Proposal 4: Advisory vote on the frequency of holding future advisory votes on executive compensation	☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the 2013 Notice of Annual Meeting and accompanying Proxy Statement and 2013 Annual Report to Shareholders and revokes all prior proxies for said meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                     , 2013

Signature	Signature if held jointly

Please mark, sign, date and return the proxy using the enclosed envelope.